                                                                       EXHIBIT G
                                                           (TO MERGER AGREEMENT)



================================================================================


                              GOVERNANCE AGREEMENT


                                  BY AND AMONG


                          DELAWARE HOLDCO CORPORATION,

                         SONY MUSIC ENTERTAINMENT INC.,

                            WARNER MUSIC GROUP INC.,

                                       AND

                              CERTAIN OTHER PARTIES


                              --------------------


                        Dated as of ______________, 1999


                              --------------------



================================================================================

                                TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----

DEFINITIONS  ............................................................................................2

ARTICLE 1

             GOVERNANCE.................................................................................14
             1.1        Board of Directors..............................................................14
             1.2        Proxies.........................................................................16
             1.3        Organizational Documents........................................................17
             1.4        Approvals Required for Certain Action...........................................17
             1.5        Conflicting Charter and By-Laws.................................................21
             1.6        Liability Insurance.............................................................21
             1.7        Business Plans; Budgets.........................................................21

ARTICLE 2

             TRANSFERS OF STOCK.........................................................................22
             2.1        Transfers of Stock..............................................................22
             2.2        Right of First Offer............................................................23
             2.3        Tag-Along Rights................................................................25
             2.4        Certain Matters Relating to Transfers...........................................26
             2.5        Automatic Transfer..............................................................26
             2.6        Conversion......................................................................27
             2.7        Legend..........................................................................27

ARTICLE 3

             STANDSTILL; PURCHASE RIGHTS; REGISTRATION RIGHTS...........................................27
             3.1        Purchaser Standstill Obligations................................................27
             3.2        Purchase Rights.................................................................29
             3.3        Registration Rights.............................................................29

ARTICLE 4

             COVENANTS AND REPRESENTATIONS..............................................................30
             4.1        Covenants of the Company........................................................30
             4.2        Further Assurances and Additional Agreements....................................30
             4.3        Representations and Warranties of the Purchasers................................30
             4.4        Representations and Warranties of the Company...................................31

ARTICLE 5

             MISCELLANEOUS..............................................................................32
             5.1        Amendment.......................................................................32
             5.2        Waiver..........................................................................32
             5.3        Specific Performance............................................................32
             5.4        Assignment......................................................................32
             5.5        Notices.........................................................................32
             5.6        Third Party Beneficiary.........................................................33
             5.7        Term of Agreement...............................................................33




                                                                                                      Page
                                                                                                      ----


             5.8        Section Headings................................................................33
             5.9        Choice of Law...................................................................33
             5.10       Entire Agreement................................................................34
             5.11       Severability....................................................................34
             5.12       Cumulative Rights...............................................................34
             5.13       Obligations.....................................................................34
             5.14       Counterparts....................................................................34



EXHIBIT A -             Form of Proxy
EXHIBIT B -             Certificate of Incorporation
EXHIBIT C -             By-Laws

                              GOVERNANCE AGREEMENT

                  GOVERNANCE AGREEMENT (this "Agreement"), dated as of ___, 1999,(1) by and among SONY MUSIC ENTERTAINMENT INC., a Delaware corporation ("SONY MUSIC"), SONY MUSIC ENTERTAINMENT (CANADA) INC., a corporation organized under the laws of Ontario ("SONY CANADA" and, together with SONY MUSIC, "SONY"), WARNER MUSIC GROUP INC., a Delaware corporation ("WARNER MUSIC"), WARNER MUSIC CANADA LTD., a corporation organized under the laws of Ontario ("WARNER CANADA"), WCI RECORD CLUB INC., a Delaware corporation ("WARNER RECORD CLUB" and, together with WARNER MUSIC and WARNER CANADA, "WARNER") and DELAWARE HOLDCO CORPORATION, a Delaware corporation (the "Company").

                  A. The Company has authorized capital stock of ___________ shares, consisting of __,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Stock"), __,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Stock" and, together with the Class A Stock, the "Common Stock") and ______ shares of Preferred Stock, par value $0.01 per share, of which one (1) share has been designated as a series of Special Preferred Voting Stock, having an aggregate liquidation preference of $1.00 (the "Special Voting Share").

                  B. This Agreement is being executed and delivered in connection with, and as a condition to closing under, that certain Agreement of Merger and Contribution (the "Merger Agreement"), dated as of July 12, 1999, among the Company, Time Warner Inc., Sony Corporation of America, CDnow, Inc., a Pennsylvania corporation ("CDnow") and certain other parties named therein. Pursuant to the Merger Agreement, Time Warner Inc. and Sony Corporation of America are causing, subject to the terms and conditions specified therein, certain assets to be contributed, directly or indirectly, to the Company and certain of its subsidiaries, including 3030809 Nova Scotia ULC, an unlimited liability company formed under the laws of Nova Scotia, all of the common stock of which is owned by the Company ("Canada Sub"). In exchange for such contributions and as a result of the transactions contemplated by the Merger Agreement, (i) Sony Music holds an aggregate of __,000,000 shares of the Class B Stock; (ii) Sony Canada holds __________ shares of Class B Stock and __________ shares of Exchangeable Stock (as defined below); (iii) Warner Music holds an aggregate of __,000,000 shares of the Class B Stock; (iv) Warner Canada holds __________ shares of Class B Stock and __________ shares of Exchangeable Stock (as defined below); (v) Warner Record Club holds an aggregate of _____ shares of the Class B Stock and (vi) ___________________, a ___________________
("Trustee") holds the Special Voting Share for the benefit of Sony Canada and Warner Canada in accordance with the terms of and conditions contained in the Canadian Transaction Agreements (as defined below).

                  C. The parties hereto have agreed, inter alia, to make certain provisions for the governance of the Company and to restrict the transfer of their shares of Stock.

                  NOW, THEREFORE, in consideration of the covenants and agreements herein, the parties hereto agree as follows:

----------------

(1) This agreement will be attached as an exhibit to the Merger Agreement and executed at Closing.

                                   DEFINITIONS

                  The following definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Capitalized terms used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement or the Certificate (as defined below), as applicable. All references to specific numbers of shares of Stock contained in this Agreement shall be appropriately adjusted to take into account any stock splits, stock dividends, subdivisions, reclassifications, combinations, recapitalizations, or similar transactions involving such Stock, including a stock dividend or distribution in the form of shares of such Stock pursuant to the Certificate. As used in this Agreement, the following terms shall have the following meanings:

                           "Affiliate" of any Person shall mean any Person controlling, Controlled by or under common Control with such Person. For the purposes of this definition "Control," when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "Controlling" and "Controlled" shall have correlative meanings. For purposes of this definition, the Company and its Subsidiaries and Controlled Affiliates shall not be considered Affiliates of either Purchaser. For the avoidance of doubt, a "Controlled Affiliate" means, with respect to any Person, any Affiliate of such Person that is directly or indirectly Controlled by such Person (but shall not include any Controlled Affiliate of such Person's Ultimate Parent unless such Controlled Affiliate is directly or indirectly Controlled by such Person).

                           "Approved Business" shall have the meaning ascribed thereto in the Certificate.

                           "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3, as in effect on the date hereof, promulgated under the Exchange Act; "Beneficially Owned" "Owned Beneficially", "Beneficially Own" and like terms shall have correlative meanings.

                           "Board" means the Board of Directors of the Company.

                           "Board Governance Actions" shall have the meaning ascribed thereto in the Certificate.

                           "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized by law to close.

                           "By-Laws" shall mean the By-Laws of the Company, as may be amended from time to time in accordance with Section 1.4 hereof, the Certificate and such By-Laws.

                           "Canadian Transaction Agreements" shall mean, collectively, (a) the Master Canadian Transaction Agreement, dated as of July 12, 1999, among Warner Canada, Sony Canada, The Columbia House Company (Canada), Canada Sub and the Company (including the terms of the Exchangeable Stock, attached thereto); (b) the Exchange Agreement, dated as of the date of the Closing, among the Company, Warner Canada and Sony Canada; (c) the Support Agreement, dated as of the date of the Closing between the Company and Canada Sub; and (d) the Voting Trust Agreement, dated as of the date of the Closing, among the Company, Warner Canada, Sony Canada, Canada Sub and the Trustee, in each case as the same may be amended, modified or supplemented from time to time in accordance therewith.

                           "CEO" shall mean the chief executive officer of the Company.

                           "Certificate" shall mean the Certificate of Incorporation of the Company in effect at Closing, as may be amended from time to time in accordance with Section 1.4 hereof and such Certificate.

                           "Change in Control of the Company" shall mean any of the following: (i) a merger, consolidation, exchange or other business combination or transaction involving the Company if all of the stockholders of the Company immediately prior to the effective date of such merger, consolidation, exchange or other business combination or transaction collectively have, as a result of such transaction, Beneficial Ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving corporation following such merger, consolidation, exchange or other business combination or transaction; (ii) an acquisition by any Person or 13D Group (other than a Purchaser or a Controlled Affiliate of a Purchaser or a 13D Group in which a Purchaser or a Controlled Affiliate of a Purchaser is a member) of direct or indirect Beneficial Ownership of Voting Stock of the Company representing 25% or more of the Total Current Voting Power of the Company; (iii) a sale or other direct or indirect disposition of all or substantially all the assets of the Company and its Subsidiaries; or (iv) a liquidation or dissolution of the Company.

                           "Closing" shall have the meaning ascribed thereto in the Merger Agreement.

                           "Club" shall have the meaning ascribed thereto in the Merger Agreement.

                           "Consumer Price Index" means the Consumer Price Index (all urban consumers -- all items) published by the Bureau of Labor Statistics of the United States Department of Labor (or by any office of the United States government succeeding to the functions of such Bureau) for all U.S. cities.

                           "Disinterested Stockholder" shall mean any holder of shares of capital stock of the Company who is not an Interested Stockholder.

                           "Disinterested Stockholder Approval" shall mean the affirmative vote or written consent of Disinterested Stockholders representing greater than 50% of the Total Current Voting Power of the Company held by all Disinterested Stockholders, duly obtained in accordance with the applicable provisions of the Certificate, By-laws and applicable law.

                           "Encumber" shall mean mortgage, pledge, grant a security interest in, grant any options on or other interests in, hypothecate or otherwise encumber, or create any lien or other restriction on, or agree to do any of the foregoing.

                           "Equity Security" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any interest or security having the attendant right to vote for directors or similar representatives and any interest or security convertible into or exchangeable for any of the foregoing.

                           "Event of Automatic Conversion" shall have the meaning ascribed thereto in the Certificate.

                           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                           "Exchangeable Stock" means the exchangeable stock of Canada Sub, each share of which is convertible, exercisable, retractable, redeemable or exchangeable into or for one share of Class B Stock (or, after an Event of Automatic Conversion, Class A Stock) pursuant to the terms and conditions contained in the Canadian Transaction Agreements.

                           "Fully-Diluted Basis" means, with respect to any Purchaser, the aggregate number of shares of Class B Stock that would be Beneficially Owned by such Purchaser and its Affiliates assuming all shares of Exchangeable Stock Beneficially Owned by such Purchaser and its Affiliates were converted, exercised, retracted, or exchanged into or for Class B Stock (or, following an Event of Automatic Conversion, Class A Stock) in accordance with the Canadian Transaction Agreements.

                           "Holding Period" means the period of time beginning on Closing and ending on the third anniversary of Closing.

                           "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                           "Indebtedness" shall mean at any particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money,
         (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss, (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repur chase or reimburse) and (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss.

                           "Independent Director" shall have the meaning set forth under the rules of NASDAQ, so long as the Class A Stock is quoted on NASDAQ and, thereafter, shall have the meaning set forth under the rules of the principal U.S. or foreign securities exchange on which the Class A Stock is listed or, if not listed on any such exchange, the rules of NASDAQ or any securities exchange on which the Class A Stock was last quoted or listed, as applicable.

                           "Interested Stockholder" shall mean a Purchaser or a Controlled Affiliate of a Purchaser or a member of a 13D Group in which a Purchaser or a Controlled Affiliate of a Purchaser is also a member.

                           "JO Employment Agreement" shall mean the employment agreement, dated July 12, 1999 between Jason Olim and the Company, as amended from time in accordance therewith and herewith.

                           "Market Value" means, as of any date of
         determination, with respect to Marketable Securities, (a) the average of the closing sale prices of such securities during the 20 trading days immediately preceding such date of determination on the principal U.S. or foreign securities exchange on which such securities are listed (or, in the event no such sale price is reported on such day, the average of the reported closing bid and asked prices for such day) or, if such securities are not listed or primarily traded on any such exchange, the average of the closing sale prices of such security during the 20-day period preceding such date of determination on NASDAQ or any comparable system then in use (or, in the event no such sale price is reported on such day, the average of the reported closing bid and asked prices for such day) or (b) in respect of a Small Offering, the closing sale price of such securities on such date of determination on the principal U.S. or foreign securities exchange on which such securities are listed or primarily traded or, if such securities are not listed or primarily traded on any such exchange, the closing sale price of such securities on such date of determination on NASDAQ or any comparable system then in use (or, in the event no such sale price is reported on such day, the average of the reported closing bid and asked prices for such day).

                           "Marketable Securities" shall mean any debt or Equity Securities of a Person that are (or with respect to which depositary receipts are) listed on a national securities exchange or quoted on NASDAQ or any comparable system then in use during the applicable period in which the Market Value of such securities is determined and are freely tradeable under the Securities Act by the recipient thereof (or are accompanied by registration rights comparable in all material respects to those contained in the Registration Rights Agreement); provided, that shares of Class B Stock shall be deemed Marketable Securities and, for purposes of determining the Market Value thereof, shall be deemed to have been converted into shares of Class A Stock pursuant to the Certificate in accordance with an Event of Automatic Conversion.

                           "Minimum Third Party Price" means, with respect to any Offered Shares subject to a First Offer Notice, 100% of the Offer Price stated in the First Offer Notice received by a Rightholder; provided, that in the case of a Small Offering, the Minimum Third Party Price shall mean the Market Value (as defined in clause (b) of such definition (but using the actual sale price instead of the closing sale price (or, in the event no such sale price is reported on the relevant day, the average of the closing bid and asked prices)) as of the date of Transfer of such Offered Shares; provided, further, that in the case of a Registration, the Minimum Third Party Price shall mean 80% of the Offer Price stated in the First Offer Notice.

                           "NASDAQ" means The NASDAQ Stock Market.

                           "Nominating Committee" shall mean a committee of the Board consisting of all directors other than the Independent Directors.

                           "Number of Class B Directors" shall have the meaning ascribed thereto in the Certificate.

                           "Option Period" shall mean, with respect to any First Offer, on or before the close of business on the twentieth (20th) Business Day following receipt of the First Offer Notice by a Rightholder; provided, that, notwithstanding anything to the contrary herein, in the case of a Small Offering, the Option Period shall terminate on the close of business on the second Business Day following such receipt; provided, further, that, notwithstanding anything to the contrary herein, with respect to any Tender, the Option Period shall not extend beyond the second Business Day prior to the scheduled expiration date of the relevant Third Party Tender Offer.

                           "Parent" shall mean, with respect to any Person, any other Person that controls such Person directly or indirectly through any Subsidiary of such other Person, or owns directly or indirectly through any Subsidiary of such other Person more than 50% of the outstanding common stock or outstanding Equity Securities ordinarily entitled to vote of such Person; provided, however, that, for purposes of this Agreement, an Ultimate Parent shall be deemed to have no Parent.

                           "Permitted Affiliate Transfer" shall mean any direct or indirect Transfer of Stock by a Purchaser to a Permitted Affiliate Transferee pursuant to Section 2.1(b) hereof and otherwise made in compliance with this Agreement (including Section 2.4 hereof).

                           "Permitted Affiliate Transferee" shall mean, with respect to any Permitted Affiliate Transfer, any Transferee that is an Affiliate of the Transferor.

                           "Person" shall mean an individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

                           "Pro Rata Number" means, with respect to each of the two Purchasers:

                              (i) If the Number of Class B Directors is eight
               (8), the number set forth opposite the first applicable Relative Class B Ownership Percentage for such Purchaser in the table below:


                                                           Pro Rata
      Relative Class B Ownership Percentage                 Number
-------------------------------------------------------  -------------

Greater than or equal to 93.75%                                8
Greater than 81.25%                                            7
Greater than or equal to 68.75%                                6
Greater than 56.25%                                            5
Greater than or equal to 43.75%                                4
Greater than 31.25%                                            3
Greater than or equal to 18.75%                                2
Greater than 6.25%                                             1
6.25% or less                                                  0


                                 (ii) If the Number of Class B Directors is six
               (6), the number set forth opposite the first applicable Relative Class B Ownership Percentage for such Purchaser in the table below:

                                                           Pro Rata
     Relative Class B Ownership Percentage                  Number
-----------------------------------------------------    -------------

Greater than or equal to 91.67%                                6
Greater than 75%                                               5
Greater than or equal to 58.33%                                4
Greater than 41.67%                                            3
Greater than or equal to 25%                                   2
Greater than 8.33%                                             1
8.33% or less                                                  0

                                 (iii) If the Number of Class B Directors is
               four (4), the number set forth opposite the first applicable Relative Class B Ownership Percentage for such Purchaser in the table below:

                                                           Pro Rata
    Relative Class B Ownership Percentage                   Number
----------------------------------------------------     --------------

Greater than or equal to 87.5%                                 4
Greater than 62.5%                                             3
Greater than or equal to 37.5%                                 2
Greater than 12.5%                                             1
12.5% or less                                                  0

                                 (iv) in any other event, zero.

                           "Purchaser Proposal" shall mean a bona fide proposal by one or both Purchasers or any Controlled Affiliate of one or both Purchasers (or any 13D Group that includes a Purchaser or any Controlled Affiliate of a Purchaser) to purchase, exchange or otherwise acquire, for cash or other consideration, 100% of the Total Current Voting Power of the Company then in effect (other than shares of Voting Stock owned by any Purchaser or any Affiliate of a Purchaser), whether pursuant to a tender offer, merger, consolidation, exchange or other business combination or transaction; provided, that no Purchaser Proposal may be consummated during the Standstill Period unless (i) in the case of a tender or exchange offer, such Purchaser Proposal has received Required Independent Director Approval and is conditioned upon a majority of the Voting Stock held by Disinterested Stockholders being tendered or exchanged and not withdrawn with respect to such offer and
         (ii) in the case of any other Purchaser Proposal, such Purchaser Proposal shall have either received Qualifying Stockholder Approval or Required Independent Approval.

                           "Purchasers" shall mean, collectively, the Sony Group and the Warner Group.

                           "Qualifying Fairness Opinion" shall mean an opinion of a nationally recognized investment banking firm, in its customary form, to the effect that the consideration to be received by (i) the Disinterested Stockholders, in the case of Section 1.4(d)(iv) hereof or
         (ii) the Company, in the case of Sections 1.4(d)(v) hereof, is fair from a financial point of view.

                           "Qualifying Shares" shall mean shares of Common Stock acquired by an Interested Stockholder from and after such time as such Interested Stockholder shall have publicly disclosed an intention to acquire all of the shares of Stock held by Disinterested Stockholders.

                           "Qualifying Stockholder Approval" shall mean the affirmative vote or written consent of holders of capital stock of the Company representing greater than 50% of the sum of Total Current Voting Power of the Company held by (i) Disinterested Stockholders and by (ii) Interested Stockholders in the form of Qualifying Shares, such vote or written consent being duly obtained in accordance with the applicable provisions of the Certificate, By-laws and applicable law.

                           "Recorded Music Business" shall mean, with respect to a Purchaser, the recorded music business (including the Beneficial Ownership of Stock) of such Purchaser and its Affiliates, other than
         (a) the music publishing business and (b) in the case of the Sony Group, any business conducted by Sony Music Entertainment (Japan) Inc. and its Subsidiaries.

                           "Related Party" shall mean any holder of Voting Stock representing more than 25% of the Total Current Voting Power of the Company or a Related Party Affiliate of such holder.

                           "Related Party Affiliate" shall mean, with respect to any Related Party, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided that, for purposes of this definition, any Person owning, directly or indirectly, in excess of 25% of the Equity Securities (on a fully diluted basis) of any other Person shall be deemed to Control such other Person.

                           "Related Party Agreement" shall mean any transaction between the Company and a Related Party; provided, however, that the following transactions will not be Related Party Agreements: any transaction or series of related transactions, that (x) are in the ordinary course of business and (y) are on arms'-length terms, provided that the terms of such transaction are no more favorable to such Related Party and its Related Party Affiliates than the terms of similar agreements then currently offered by or generally available from the Company or its Affiliates.

                           "Relative Class B Ownership Percentage" means, with respect to any Purchaser, a fraction (expressed as a percentage), the numerator of which is the number of shares of Class B Stock Beneficially Owned by such Purchaser on a Fully-Diluted Basis and the denominator of which is the total number of issued and outstanding shares of Class B Stock Beneficially Owned by both Purchasers on a Fully-Diluted Basis.

                           "Relative Ownership Percentage" means, with respect to any Purchaser, a fraction (expressed as a percentage), the numerator of which is the percentage of Total Current Voting Power of the Company Beneficially Owned by such Purchaser on a Fully-Diluted Basis and the denominator of which is the percentage of Total Current Voting Power of the Company Beneficially Owned by both Purchasers on a Fully-Diluted Basis.

                           "Required Class B Director Approval" shall have the meaning ascribed thereto in the Certificate.

                           "Required Purchaser Approval" shall mean the prior written consent of each Purchaser (if any) owning at least _____ shares of Class B Stock on a Fully-Diluted Basis.(2)

                           "Required Stockholder Approval" shall mean (a) in the case of Sections 1.4(d)(i), (ii), (iii), and (v) hereof, Disinterested Stockholder Approval, and (b) in the case of Section 1.4(d)(iv) hereof, Qualifying Stockholder Approval.

                           "Securities Act" shall mean the Securities Act of 1933, as amended.

                           "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                           "Sony Group" means, collectively, Sony and each of its Permitted Affiliate Transferees that hold shares of Stock from time to time in accordance herewith; provided, however, that for purposes of exercising any rights of a Purchaser hereunder, all such Persons shall be deemed to constitute a single Purchaser and the Sony Representative shall have the sole power hereunder to exercise any right of the Sony Group; provided, further, that from and after any Permitted Transfer by any member of the Sony Group or any of its Affiliates in which the Successor is not a Controlled Affiliate of the Ultimate Parent of the Sony Group, any reference herein to Sony or its Affiliates shall be deemed a reference to such Successor or its Affiliates (as the case may be) for all purposes hereunder (including this definition).

                           "Sony Representative" shall mean one Person selected by the Persons in the Sony Group holding a majority of all of the shares of Stock held by the Sony Group on a Fully Diluted Basis, which Person shall initially be Sony until such time as the Sony Representative notifies the Company in writing of the identity of a subsequent Sony Representative.

----------------

(2) Number to represent 66 2/3% of the number of shares of Class B Stock and Exchangeable Shares issued to each Purchaser in the merger (e.g., 25 of 37.5 shares).

                           "Standstill Limit" shall mean 85% of the Total Current Voting Power of the Company.

                           "Standstill Period" shall mean the period beginning on the date hereof and ending on the occurrence of a Standstill Termination Event.

                           "Standstill Reinstatement Event" shall mean the occurrence of either of the following prior to the third anniversary of the Closing: (i) withdrawal or termination of a Third Party Proposal at any time during which a Purchaser Proposal is not then outstanding or
         (ii) withdrawal, termination or material alteration of a Purchaser Proposal other than an increase in price.

                           "Standstill Revised Limit" shall mean the percentage of the Total Current Voting Power of the Company represented by all shares of Voting Stock held by the Purchasers on a Fully Diluted Basis as of the occurrence of a Standstill Reinstatement Event.

                           "Standstill Termination Event" shall mean the earliest to occur of the following: (i) the third anniversary of the Closing, (ii) a Change in Control of the Company, (iii) the commencement or making of a Third Party Proposal, (iv) the commencement or making of a Purchaser Proposal (provided that the making of a Purchaser Proposal shall only relieve the Purchaser making such proposal of its obligations under Section 3.1 hereof with respect to such Purchaser Proposal) or (v) any Person who is not a Purchaser or an Affiliate of a Purchaser or 13D Group in which a Purchaser or an Affiliate of a Purchaser is a member has acquired any Voting Stock which results in such Person or 13D Group owning or having the right to acquire more than 10% of the Total Current Voting Power of the Company unless such acquisition of shares by such Person or 13D Group was approved by the Required Class B Director Approval; provided, however, that upon a Standstill Reinstatement Event, the Standstill Termination Event shall be deemed not to have occurred and the Standstill Period shall be deemed to be reinstated except that, upon the third anniversary of the Closing, the Standstill Period shall be permanently terminated for all purposes hereunder; and provided further that, upon a Standstill Reinstatement Event, if the Standstill Revised Limit is greater than the Standstill Limit, then the Standstill Revised Limit and not the Standstill Limit shall thereafter be deemed the Standstill Limit for all purposes hereunder.

                           "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company or other business entity Controlled by such Person directly or indirectly through one or more Subsidiaries of such Person or in which such Person owns directly or indirectly through one or more other Subsidiaries of such Person more than 50% of the outstanding Total Current Voting Power of such Person.

                           "Stock" means Common Stock, Exchangeable Stock and/or the Special Voting Share.

                           "Third Party" means any Person other than any member of the Sony Group or the Warner Group (or any of their respective Affiliates).

                           "Third Party Expiration Date" means with respect to any Transfer of Offered Shares, the later of (a) one hundred and twenty
         (120) days from the date of the First Offer Notice and (b) five (5) days following expiration or waiver of any applicable waiting period for such Transfer under the HSR Act; provided, however, that (a) with respect to any Small Offering the Third Party Expiration

         Date shall not be later than the third (3rd) Business Day following expiration of the Option Period and (b) with respect to any Tender, the Third Party Expiration Date shall not be earlier than the closing or termination of the relevant Third Party Tender Offer.

                           "Third Party Proposal" shall mean a Third Party Tender Offer or other bona fide proposal by a Third Party which, if consummated, would result in a Change in Control of the Company.

                           "Third Party Tender Offer" shall mean a bona fide public tender offer subject to the provisions of Regulation 14D when first commenced (within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act), by a Person or 13D Group (which is not made by and does not include any of the Company, a Purchaser or any Controlled Affiliate of any of such Persons) to purchase or exchange for cash or Marketable Securities any Common Stock and which consists of an offer to acquire 50% or more of the then Total Current Voting Power of the Company.

                           "Total Current Voting Power" shall mean, with respect to any corporation, partnership, limited liability company or other business entity, the total number of votes which may be cast in an election of members of the board of directors or comparable representatives of such corporation, partnership, limited liability company or other business entity in which all classes of every Equity Security ordinarily entitled to vote in any election of members of the board of directors or other comparable representatives of such entity are entitled to vote in such election.

                           "Transfer" shall mean any transfer, sale, assignment, pledge, lease, hypothecation, mortgage, gift or creation of security interest, lien or trust (voting or otherwise) or other encumbrance or other disposition, in whole or in part (whether by operation of law or otherwise), including, without limitation, in connection with a merger, consolidation or other transaction having a similar effect; provided that a pledge or other encumbrance in favor of a financial institution in connection with a bona fide incurrence of Indebtedness or other extensions of credit shall not be deemed to constitute a Transfer hereunder. Each of "Transferor" and "Transferee," respectively, shall have correlative meanings.

                           "Ultimate Parent" shall mean with respect to any Person, the Parent of such Person that is not a Subsidiary of any other Person.

                           "Voting Stock" shall mean shares of the Common Stock, the Special Voting Share and any other Equity Securities of the Company ordinarily having the power to vote in an election of members of the Board.

                           "Warner Group" means, collectively, Warner and each of its Permitted Affiliate Transferees that hold shares of Stock from time to time in accordance herewith; provided, however, that for purposes of exercising any rights of a Purchaser hereunder, all such Persons shall be deemed to constitute a single Purchaser and the Warner Representative shall have the sole power hereunder to exercise any right of the Warner Group; provided, further, that from and after any Permitted Transfer by any member of the Warner Group or any of its Affiliates in which the Successor is not a Controlled Affiliate of the Ultimate Parent of the Warner Group, any reference herein to Warner or its Affiliates shall be deemed a reference to such Successor or its Affiliates (as the case may be) for all purposes hereunder (including this definition).

                           "Warner Representative" shall mean one Person selected by the Persons in the Warner Group holding a majority of all of the shares of Stock held by the Warner Group on a Fully Diluted Basis, which Person shall initially be Warner until such time as the Warner Representative notifies the Company in writing of the identity of a subsequent Warner Representative.

                           "13D Group" means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Equity Securities which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D (herein, a "13D Report") pursuant to Rule 13d-l(a) or a
         Schedule 13G pursuant to Rule 13d-l(c) with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group "beneficially owned" Equity Securities representing more than 5% of any class of Equity Securities then outstanding.

                                CROSS-REFERENCES

                  Definitions of the following terms may be found in the following Sections of this Agreement:

Term                                                                    Section
----                                                                    -------
Acceptance Notice...................................................... 3.2
Agreement.............................................................. Recitals
Annual Operating Budget................................................ 1.4(a)(xiii)
Approved Annual Budget................................................. 1.7(b)
Board.................................................................. Recitals
Business Plan.......................................................... 1.4(a)(xiii)
Buying Purchaser....................................................... 3.1(d)
Canada Sub............................................................. Recitals
CDnow.................................................................. Recitals
Chosen Court........................................................... 5.9
Class A Stock.......................................................... Recitals
Class B Director....................................................... 1.1(a)(i)
Class B Stock.......................................................... Recitals
Common Directors....................................................... 1.1(a)(iii)
Common Stock........................................................... Recitals
Company................................................................ Recitals
Default Budget......................................................... 1.7(c)
Designating Party...................................................... 1.1(e)
Exchangeable Stock..................................................... Recitals
Exercise Notice........................................................ 2.2(c)
Federal Bankruptcy Act................................................. 1.4(a)(iv)
First Offer............................................................ 2.2(a)
First Offer Notice..................................................... 2.2(b)
Initial Budget Plan.................................................... 1.7(a)
Inspecting Purchasers.................................................. 4.1(a)
Liens.................................................................. 2.2(e)


Term                                                                     Section
----

Management Director..................................................... 1.1(a)
Merger Agreement........................................................ Recitals
New Issuance............................................................ 3.2
Offer Price............................................................. 2.2(b)
Offered Shares.......................................................... 2.2(a)
Offering Stockholder.................................................... 2.2(a)
Other Purchaser......................................................... 3.1(d)
Other Stockholder....................................................... 2.3(a)(ii)
Ownership Report........................................................ 3.1(c)
Permitted Transfer...................................................... 2.1(b)
Purchaser Common Director............................................... 1.1(b)(iii)
Registration............................................................ 2.2(b)
Registration Rights Agreement........................................... 3.3
Related Party Transaction............................................... 1.4(c)
Required Independent Approval........................................... 1.4(c)
Required Transferor..................................................... 2.5
Rightholder............................................................. 2.2(a)
Sellers................................................................. 2.3(c)
Significant Transaction................................................. 1.4(a)
Small Offering.......................................................... 2.2(b)
Special Voting Share.................................................... Recitals
Sony.................................................................... Recitals
Sony Canada............................................................. Recitals
Sony Music.............................................................. Recitals
Sony Director........................................................... 1.1(c)
Subscribed Number....................................................... 4.1(g)
Subscribed Shares....................................................... 4.1(g)
Successor............................................................... 2.1(b)(ii)
Tag-Along Offer......................................................... 2.3(b)
Tag Exercise Notice..................................................... 2.3(c)
Tender.................................................................. 2.2(b)
Transferor.............................................................. 2.3(a)
Transferor's Notice..................................................... 2.3(a)(ii)
Transferee Stockholder.................................................. 2.5
Trustee................................................................. Recitals
Unaudited Financials.................................................... 4.1(a)
Warner.................................................................. Recitals
Warner Canada........................................................... Recitals
Warner Music............................................................ Recitals
Warner Record Club...................................................... Recitals
Warner Director......................................................... 1.1(c)


                                    ARTICLE 1

                                   GOVERNANCE

                  1.1 Board of Directors.

                           (a) Number of Authorized Directors. Each of the
Purchasers and the Company agree that the Board shall consist of twelve (12) directors, designated as follows:

                                    (i) a number of directors (the "Class B
         Directors") equal to the Number of Class B Directors, designated by the Purchasers in accordance with Section 1.1(c) hereof and elected by a plurality of the votes cast by the holders of the issued and outstanding Class B Stock and the Special Voting Share, voting together as a single class;

                                    (ii) two (2) Independent Directors
         designated by the Nominating Committee and elected by a plurality of the votes cast by the holders of the issued and outstanding Stock, voting together as a single class; and

                                    (iii) a number of directors equal to the
         difference between ten (10) and the Number of Class B Directors, which directors (collectively, the "Common Directors") shall be nominated by the Board and shall be elected by a plurality of the votes cast by the holders of the issued and outstanding Stock, voting together as a single class.

                           (b) Board Nominations. The Company and each Purchaser
shall use its best efforts, including without limitation, with respect to each Purchaser, by voting or acting by written consent with respect to all shares of Stock which it is entitled to vote or so act (and by directing the holder of the Special Voting Share pursuant to the Canadian Transaction Agreements to vote or act by written consent with respect to the Special Voting Share, with respect to that number of votes it is entitled to so direct such holder pursuant to the Canadian Transaction Agreements), to cause the Board to effect, the nomination of the following individuals as Common Directors:

         (i) JO, so long as the JO Employment Agreement provides that JO shall serve as a director of the Company;

         (ii)     the CEO; and

         (iii) from and after an Event of Automatic Conversion, two individuals designated by the Purchasers, provided that the Purchasers Beneficially Own in the aggregate at least ____ shares(3) of Class A Stock on a Fully-Diluted Basis (assuming that every reference to "Class B Stock" in the definition of "Fully-Diluted Basis" was replaced with "Class A Stock") (the "Purchaser Common Directors").

                           (c) Purchaser Designations. With respect to the Class
B Directors, each Purchaser shall have the right to designate a number of such Class B Directors as is equal to its Pro Rata Number; provided, however, that if any Purchaser Transfers shares of Class B Stock or Exchangeable Stock to the other Purchaser pursuant

----------------
(3) Number to represent 25% of the total number of shares of Class B Stock and Exchangeable Shares issued in merger (e.g., 18.75 of 75 shares).

to Section 2.2 hereof, appropriate adjustment shall be made to each Purchaser's Pro Rata Number so that each Purchaser will be entitled to designate the number of directors it would have been entitled to designate had such shares been transferred to a Third Party, after giving effect to any attendant reduction in the Number of Class B Directors which would have resulted from such Transfer if it had been made to a Third Party; provided, that, in no event shall a Transfer between Purchasers cause a reduction in the Number of Class B Directors, and the difference, if any, between (x) the Number of Class B Directors prior to such transfer and (y) the sum of each Purchaser's Pro Rata Number as computed in this sentence shall be added to the non-transferring Purchaser's Pro Rata Number. With respect to the Purchaser Common Directors, if a Purchaser's Relative Ownership Percentage is greater than 66-2/3%, such Purchaser shall have the right to designate both Purchaser Common Directors; otherwise each Purchaser shall have the right to designate one of the Purchaser Common Directors. The directors so designated by the Sony Group and the Warner Group are referred to herein as the "Sony Directors" and the "Warner Directors," respectively.

                           (d) Voting Agreement. Each Purchaser shall use its
best efforts, including, without limitation, by voting or acting by written consent with respect to all shares of Stock which it is entitled to vote or so act (and, to the extent the Special Voting Share would be entitled to vote thereon, by directing the holder of the Special Voting Share pursuant to the Canadian Transaction Agreements to vote or act by written consent with respect to the Special Voting Share, with respect to that number of votes it is entitled to so direct such holder pursuant to the Canadian Transaction Agreements), to cause the Board at all times to be constituted in accordance with this Section 1.1, and the Company shall, at all times, use its best efforts to cause the Sony Directors, the Warner Directors, the Independent Directors and the Common Directors to be elected as directors of the Company.

                           (e) Removal; Vacancies. A majority of the Sony
Directors or the Sony Group shall be entitled at any time and for any reason (or for no reason) to designate one or more Sony Directors for removal and each Purchaser and the Company shall use its best efforts, including, without limitation, in the case of each Purchaser, by voting or acting by written consent with respect to all shares of Stock which it is entitled to vote or so act (and, to the extent the Special Voting Share would be entitled to vote thereon, by directing the holder of the Special Voting Share pursuant to the Canadian Transaction Agreements to vote or act by written consent with respect to the Special Voting Share, with respect to that number of votes it is entitled to so direct such holder pursuant to the Canadian Transaction Agreements), to cause any such removal. A majority of the Warner Directors or the Warner Group shall be entitled at any time and for any reason (or for no reason) to designate one or more Warner Directors for removal and each Purchaser and the Company shall use its best efforts, including, without limitation, in the case of each Purchaser, by voting or acting by written consent with respect to all shares of Stock which it is entitled to vote or so act (and, to the extent the Special Voting Share would be entitled to vote thereon by directing the holder of the Special Voting Share pursuant to the Canadian Transaction Agreements to vote or act by written consent with respect to the Special Voting Share, with respect to that number of votes it is entitled to so direct such holder pursuant to the Canadian Transaction Agreements), to cause any such removal. If for any reason a vacancy is created on the Board by reason of the death, removal or resignation of any Sony Director or Warner Director, each Purchaser and the Company shall promptly take such action as is reasonably necessary, including, in the case of each Purchaser, by voting or acting by written consent with respect to shares of Stock which it is entitled to vote or so to act (and, to the extent the Special Voting Share would be entitled to vote thereon, by directing the holder of the Special Voting Share pursuant to the Canadian Transaction Agreements to vote or act by written consent with respect to the Special Voting Share, with respect to that number of votes it is entitled to so direct such holder pursuant to the

Canadian Transaction Agreements), to elect a director or directors designated by the Sony Group or the Warner Group, respectively, to fill such vacancy or vacancies. For the avoidance of doubt, no Purchaser shall vote to remove any member of the Board designated in accordance with this Section 1.1 unless the Person that designated such director (the "Designating Party") shall so vote or otherwise consent, and, if the Designating Party shall so vote or otherwise consent, the Purchasers shall likewise so vote. Any vacancy on the Board created by resignation, removal, death or incapacity of any individual designated under the foregoing provisions of this Section 1.1, shall be filled by an individual designated by the Designating Party. Each of the Purchasers, by voting or acting by written consent with respect to shares of Stock which it is entitled to vote or so to act (and, to the extent the Special Voting Share would be entitled to vote thereon, by directing the holder of the Special Voting Share pursuant to the Canadian Transaction Agreements to vote or act by written consent with respect to the Special Voting Share, with respect to that number of votes it is entitled to so direct such holder pursuant to the Canadian Transaction Agreements), shall vote in accordance with each new designation and no such vacancy shall be filled in the absence of a new designation by the original Designating Party. Notwithstanding anything herein to the contrary, for purposes of this Section 1.1, "Person" shall include the Nominating Committee and the Board. Notwithstanding anything to the contrary herein, but subject to the final sentence of Section 5.1 hereof, each Purchaser shall refrain from seeking, and shall vote against, any removal of Jason Olim from the Board so long as Mr. Olim remains employed by the Company under the JO Employment Agreement.

                  1.2 Proxies.

                           (a) In furtherance of their respective obligations
under, and concurrently with the execution of this Agreement, the Purchasers are entering into Irrevocable Proxies in the form of Exhibit A attached hereto, pursuant to which:

                                    (i) The Warner Group irrevocably constitutes
and appoints the Sony Group as its sole and exclusive and true and lawful agent and attorney-in-fact, with full power of substitution, to vote or act by written consent with respect to all shares of Stock which the Warner Group is entitled to vote and to direct, to the extent the Special Voting Share would be entitled to vote thereon, the holder of the Special Voting Share to vote or act by written consent with respect to the Special Voting Stock, with respect to that number of votes the Warner Group is entitled to so direct such holder pursuant to the Canadian Transaction Agreements, with respect to the election or removal of the Sony Directors;

                                    (ii) The Sony Group irrevocably constitutes
and appoints the Warner Group as its sole and exclusive and true and lawful agent and attorney-in-fact, with full power of substitution, to vote or act by written consent with respect to all shares of Stock which the Sony Group is entitled to vote and to direct, to the extent the Special Voting Share would be entitled to vote thereon, the holder of the Special Voting Share to vote or act by written consent with respect to the Special Voting Stock, with respect to that number of votes the Sony Group is entitled to so direct such holder pursuant to the Canadian Transaction Agreements, with respect to the election or removal of the Warner Directors.

                           (b) In addition, each Purchaser agrees to vote its
shares of Stock in favor of the election as a director of the individuals designated by the Board as Independent Directors or Common Directors in accordance with this Agreement (including Section 1.1(e) hereof) and to vote its shares for the removal as a director of any individual no longer so designated by the Board as an Independent Director or a Common Director. Each Purchaser hereby agrees to execute such additional documents as the other Purchaser may reasonably request to effectuate such other Purchaser's rights under the proxies granted pursuant to this Section 1.2. Each Purchaser intends that the proxy granted to the other hereby shall be coupled with an interest pursuant to this Agreement, and therefore that such proxy shall be irrevocable so long as this Section 1.2 remains in effect pursuant to the terms of this Agreement. Notwithstanding anything to the contrary herein, but subject to the final sentence of Section 5.1 hereof, each Purchaser shall refrain from seeking, and shall vote against, any removal of Jason Olim from the Board so long as Mr. Olim remains employed by the Company under the JO Employment Agreement.

                  1.3 Organizational Documents. Attached hereto as Exhibits
B and C, respectively, are the Certificate and the By-Laws in effect as of the Closing.

                  1.4 Approvals Required for Certain Action.

                           (a) Purchaser Approvals. The Company and each
Purchaser acknowledge and agree that the Company shall not be authorized, without any Required Purchaser Approval (in addition to any approvals required hereunder, pursuant to the Certificate or applicable law), to take, cause, permit or authorize any of the following actions (each a "Significant Transaction"), and any attempt to take or authorize any such Significant Transaction without such Required Purchaser Approval shall be deemed void ab initio:

                                    (i) authorize, amend, alter or repeal any
         provision of the Certificate (including resolutions of the Board setting forth the terms of any class or series of capital stock) or By-Laws;

                                    (ii) authorize, issue or enter into any
         agreement providing for the issuance (contingent or otherwise) of, or reclassification of any security into any capital stock or other Equity Securities (or any securities convertible into or exercisable or exchangeable for any capital stock or other Equity Securities) of the Company, other than pursuant to an employee stock option plan or other benefit plan, which stock option or other benefit plan shall have received any Required Purchaser Approval, or pursuant to the terms of any Equity Securities issued in the transactions contemplated by the Merger Agreement (including, without limitation, pursuant to the Canadian Transaction Agreements);

                                    (iii) subject to Section 253 of the DGCL,
         authorize or enter into any merger, consolidation, reorganization, amalgamation, recapitalization or other form of business combination involving the Company or any direct or indirect sale or other disposition of all or substantially all of the business or assets of the Company;

                                    (iv) authorize, permit or effect the
         liquidation, dissolution or winding up in any form of transaction (including, without limitation, any reorganization into partnership or other non-corporate form) of the Company or the commencement by the Company of a voluntary case or proceeding under title 11 of the United States Code, 11 U.S.C. 'SS''SS' 101 et seq. (the "Federal Bankruptcy Act") or any other similar federal or state law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent (whether by action or inaction) by the Company, to the entry of a decree or order for relief in respect of the Company, in an involuntary case or proceeding under the Federal Bankruptcy Act or any other similar federal or state law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due;

                                    (v) authorize or approve the creation,
         incurrence, guarantee, assumption or refinancing of Indebtedness by the Company or any of its Subsidiaries in excess of an aggregate of $5,000,000 outstanding at any one time in excess of the amount permitted by the Approved Annual Budget then in effect;

                                    (vi) except with respect to inventory sold
         in the ordinary course of business, authorize, permit or effect the sale, lease or other disposition of the assets of the Company or any of its Subsidiaries in any transaction or series of transactions which are valued, in the aggregate, in excess of $1,000,000;

                                    (vii) directly or indirectly, declare or pay
         any dividends or make any distributions upon any of the Company's capital stock or other Equity Securities, other than dividends payable solely in shares of Stock issued upon the outstanding shares of Stock or pursuant to the Canadian Transaction Agreements;

                                    (viii) other than pursuant to Section 2.2
         hereof, redeem, purchase or otherwise acquire for cash (including by merger or otherwise), any Equity Securities of the Company or any warrants, options and rights or securities convertible into, exchangeable or exercisable for any Equity Securities of the Company or redeem or purchase for cash or make any cash payments with respect to any stock appreciation rights or phantom stock plans of the Company (excluding any such redemption, purchase or payment from any of the Company's Subsidiaries), other than pursuant to an employee stock option plan or other benefit plan, which stock option or other benefit plan shall have received any Required Purchaser Approval, or pursuant to the Canadian Transaction Agreements;

                                    (ix) adopt any "poison pill," stockholder
         rights plan, share purchase rights, or any amendment of, or redemption or exchange of rights issued pursuant to such plan, or any other plan or arrangement that could reasonably be expected to disadvantage any holder of Class B Stock or Exchangeable Stock on the basis of the size or duration of its shareholding, such that any such holder, or any of its Affiliates, would be adversely affected;

                                    (x) except as provided in Section 1.1,
         authorize or effect any change in the number of directors constituting the entire Board or the voting rights or classification of any members of the Board or form, disband or delegate any matter to (or appoint, suspend or remove any director to or from) any committee of the Board;

                                    (xi) authorize or enter into any Related
         Party Agreement, or amend, modify or grant any waiver or consent under any such Related Party Agreement, including this Agreement, the JO Employment Agreement, the Merger Agreement, the Canadian Transaction Agreements and the other agreements contemplated thereby;

                                    (xii) select, appoint (including a renewal
         of such appointment at the expiration of any applicable term), remove or approve the terms of employment (including compensation) of any individual serving as, or performing the functions generally associated with, (i) the CEO, (ii) the chief financial officer of the Company,
         (iii) the general counsel of the Company, (iv) the chief executive officer of any division or Subsidiary of the Company or (v) the chief technology officer of the Company;

                                    (xiii) authorize or approve (or modify or
         amend) the annual financial and operating budget of the Company (the "Annual Operating Budget") and the business plan of the Company (the "Business Plan"), or any transaction that would result in a material deviation from any Approved Annual Budget or Business Plan;

                                    (xiv) authorize or approve or effect any
         material change in the Company's business direction, including, without limitation, the Company's conducting any business not directly related to the Approved Business and any activities reasonably related thereto;

                                    (xv) enter into any agreement, arrangement
         or understanding with any other Person, including, without limitation, the acquisition of an equity or ownership interest in, or any security of, or assets (other than in the ordinary course of business) or business from, any Person (other than a wholly-owned Subsidiary of the Company), the consideration (including assumption of debt) for which is valued in excess of $1,000,000 ($5,000,000 in the case of acquisitions; provided that any acquisition with consideration in excess of $1,000,000 but less than $5,000,000 shall also be subject to the receipt of Required Purchaser Approval unless previously approved by the Board);

                                    (xvi) engage or dismiss the Company's
         independent public accountants (whether in connection with the audit of financial statements or otherwise) or legal counsel;

                                    (xvii) enter into any agreement, arrangement
         or understanding to do any of the foregoing;

                                    (xviii) authorize, permit or effect any
         exercise by the Company or any of its Subsidiaries of its rights under the Canadian Transaction Agreements to cause the exchange, retraction or redemption of outstanding Exchangeable Stock for Common Stock; or

                                    (xix) do, permit or cause any of the
         foregoing with respect to a Subsidiary of the Company.

                           (b) Class B Director Approvals. The Company and each
Purchaser acknowledges and agrees that, until the occurrence of an Event of Automatic Conversion, the Company shall not be authorized, without the Required Class B Director Approval (in addition to any approvals required hereunder, pursuant to the Certificate or applicable law), to take, cause, permit or authorize any of the Board Governance Actions and any attempt to take or authorize any such action without the Required Class B Director Approval shall be deemed void ab initio.

                           (c) Independent Director Approval. The Company and
each Purchaser acknowledges and agrees that the Company shall not be authorized, without the approval or ratification of a majority (but not less than two (2)) of the Independent

Directors who are not also Class B Directors (such approval or ratification being referred to herein as "Required Independent Approval") (in addition to any approvals required hereunder, pursuant to the Certificate or applicable law), to take, cause, permit or authorize any of the following actions, and any attempt to take or authorize any such action without such approval shall be deemed void ab initio (unless ratified at the next meeting of the Board by Required Independent Approval which, for this purpose, shall be determined without giving effect to the vote of any Independent Director elected to office following the time such action was taken if such Independent Director was elected to fill a vacancy resulting from the removal without cause of an Independent Director in office at the time such action was taken):

                                    (i) amend, alter or repeal Sections 6, 10,
         11 or 14 (or, to the extent incorporated in any such Section, the relevant definitions contained in Section 3) of the Certificate or any provision of the By-laws that would have the effect of permitting any action otherwise prohibited by such Sections of the Certificate; or

                                    (ii) amend, alter or repeal any provision of
         this Agreement (except for Sections 1.1(c), 2.2 (other than (x) the definition of "Holding Period" or (y) any other change that is materially adverse to the Company), 2.3 or 3.1(d) (other than the last sentence thereof) or the Strategic Commitments Letter (other than de minimis modifications in the case of the Strategic Commitments Letter).

                           (d) Required Stockholder Approval. Except as
permitted in Sections 1.4(d)(iv) and (v) below, the Company and each Purchaser acknowledges and agrees that the Company shall not be authorized, without Required Stockholder Approval (in addition to any other approvals required hereunder, pursuant to the Certificate or applicable law), to take, cause, permit or authorize any of the following actions, and any attempt to take or authorize any such action without such approval shall be deemed void ab initio:

                                    (i) any amendment to Section 6(b)(ii) of the
         Certificate in any manner that is disproportionately adverse to holders of Class A Stock;

                                    (ii) authorize, issue or enter into any
         agreement (other than the Canadian Transaction Agreements) providing for any issuance of Class B Stock (contingent or otherwise) or reclassification of any security into any shares of Class B Stock (or any securities convertible into or exercisable or exchangeable for shares of Class B Stock) except pursuant to the Canadian Transaction Agreements or pursuant to Sections 6(b)(ii) or 6(c) of the Certificate; or

                                    (iii) any amendment to Section 1.4(c),
         1.4(d) or 3.1 hereof, to the definition of "Holding Period" to the extent relevant in Article 2 hereof or to Article 2 hereof to the extent that any such amendment would have the effect of expanding the definition of "Permitted Transfer";

                                    (iv) the consummation of a merger,
         consolidation, reorganization or other business combination, including by way of the sale of all or substantially all of the assets of the Company, with, to or into an Interested Stockholder; provided, however, that such Required Stockholder Approval shall not be so required with respect to the consummation of any such transaction as to which a Qualifying Fairness Opinion has been obtained; or

                                    (v) issuance of any shares of Preferred
         Stock or other Equity Securities (other than (x) pursuant to the Certificate (but only to the extent holders of Class A Stock are entitled to receive the same security on a per share basis as the holders of Class B Stock) and (y) pursuant to the Canadian Transaction Agreements) to an Interested Stockholder; provided, however, that such Required Stockholder Approval shall not be so required with respect to the consummation of any such issuance as to which a Qualifying Fairness Opinion has been obtained.

               1.5 Conflicting Charter and By-Laws. The Company and each Purchaser agree to use its best efforts, including, without limitation, in the case of each Purchaser, by voting or acting by written consent with respect to all shares of Stock which it is entitled to vote or so act (and by directing the holder of the Special Voting Share, pursuant to the Canadian Transaction Agreements to vote or act by written consent with respect to the Special Voting Share, to the extent such Purchaser is entitled to so direct such holder pursuant to the Canadian Transaction Agreements), to ensure that the Certificate and By-Laws of the Company facilitate and do not at any time prohibit the actions contemplated by, or otherwise conflict with, this Agreement.

               1.6 Liability Insurance. The Purchasers and the Company hereby acknowledge and agree that it is in the best interests of the Company to establish and maintain an officers' and directors' liability insurance policy, and each Purchaser hereby covenants and agrees to take, or cause to be taken, all action necessary or appropriate (including, but not limited to, action at a meeting of the stockholders of the Company or pursuant to a written consent thereof) to cause the Company to obtain and maintain an officers' and directors' liability insurance policy covering all officers and directors that is reasonably acceptable in all respects to a majority of the members of the Board designated by each of the Purchasers.

               1.7 Business Plans; Budgets.

                       (a) The Purchasers and the Company hereby agree to negotiate in good faith with respect to, and to use commercially reasonable efforts to develop, a detailed financial and operating budget of the Company that is applicable to the period commencing with the first month following the date hereof through December 31, 2002 (the "Initial Budget Plan").

                       (b) Prior to September 30th of each calendar year, the CEO shall prepare (or cause to be prepared) the Annual Operating Budget for the following calendar year and shall present to the Board and the Purchasers such Annual Operating Budget for approval. An "Approved Annual Budget" shall mean the then current Annual Operating Budget that is approved by the Board and with respect to which the Required Purchaser Approval has been obtained or, if no Annual Operating Budget is so approved by the Board and the Purchasers for any calendar year, (i) in the case of the Annual Operating Budget for 2000, 2001 or 2002 the budget for such year as set forth in the Initial Budget Plan, and (ii) in the case of the Annual Operating Budget for any year after 2002, the terms of
Section 1.7(c) shall govern. Each Purchaser acknowledges and agrees that any failure to affirmatively veto an Annual Operating Budget presented to it for approval as aforesaid within twenty (20) Business Days of such presentment shall be deemed an approval by such Purchaser of such Annual Operating Budget for purposes of Section 1.4 and this Section 1.7.

                       (c) If approval of any proposed Annual Operating Budget for any year after 2002 is withheld or delayed for any reason, the most recent Approved Annual Budget shall be the Approved Annual Budget for such year, as adjusted based on a business-as-usual assumption (as adjusted, the "Default Budget"), for (i) inflation based on the change in the Consumer Price Index from September 30th of the calendar year for which such Approved Annual Budget was initially adopted to September 30th of the current calendar year, (ii) salary and benefit increases granted in the ordinary course of business consistent with past practice and
(iii) increases in capital expenditures due to ongoing projects (including contractual commitments and cost escalation provisions), until an Annual Operating Budget for the current calendar year is approved.

                       (d) Notwithstanding anything to the contrary herein, an Annual Operating Budget must be submitted to a Purchaser for approval pursuant to this Section 1.7 only in the event that such Purchaser owns ___ shares of Class B Stock (on a Fully-Diluted Basis).(4)


                                    ARTICLE 2

                               TRANSFERS OF STOCK

                  2.1 Transfers of Stock.

                           (a) Except as otherwise permitted in this Article 2
or, after expiration of the Holding Period, in Section 3.3 hereof, (i) no Purchaser shall, and each Purchaser shall cause its direct and indirect Affiliates not to, Transfer, directly or indirectly, all or any Stock; (ii) no Purchaser shall and each Purchaser shall cause its direct and indirect Parents not to, issue or Transfer any Equity Securities of such Purchaser or of any of its direct or indirect Controlling or Controlled Affiliates (other than its Ultimate Parent) and (iii) no Purchaser shall, and each Purchaser shall cause its direct and indirect Affiliates not to, subject any Stock to any arrangement or agreement with any Third Party (other than the Canadian Transaction Agreements) with respect to the voting of Stock or exercising rights hereunder or under the Certificate or otherwise act in concert with any Third Party for the purpose of holding, voting or disposing of Stock or exercising rights hereunder or under the Certificate (any action in this clause (iii) being deemed a Transfer of Stock), it being understood that any such Transfer or issuance described in clauses (i) through (iii) above will be deemed to constitute a Transfer of Stock by such Stockholder in violation of this Agreement, shall be void ab initio and the Company shall not recognize or be bound by any such Transfer or issuance. Without limiting the generality of the foregoing, the rights of a Stockholder hereunder are personal to it and, other than pursuant to a Transfer in compliance with the provisions of this Agreement, no Purchaser shall (and each Purchaser shall cause its Affiliates not to) enter into any agreement, arrangement or understanding, written or oral, pursuant to which it shall transfer, or otherwise grant to or provide any Person, directly or indirectly, with any of its rights or interests under this Agreement.

                           (b) Notwithstanding subsection (a) hereof, the
following direct or indirect Transfers or issuances of Stock or other Equity Securities (each, a "Permitted Transfer") shall be expressly permitted hereunder, subject to compliance with the further provisions of this Article 2:

                                    (i) any Transfer or issuance of Stock or
         other Equity Securities between the Ultimate Parent of any Purchaser or any of its direct or indirect Controlled Affiliates, on the one hand, and the Ultimate Parent of the other Purchaser or any of its direct or indirect Controlled Affiliates on the other hand;

----------------
(4) Number to be same as Required Purchaser Approval threshold.

                                    (ii) any Transfer or issuance by a Purchaser
         or any of its Affiliates of Stock or other Equity Securities; provided, that all of the Stock that was Beneficially Owned by such Purchaser or any of its Affiliates before giving effect to such Transfer or issuance is, after giving effect to such Transfer or issuance, Beneficially Owned by one or more Controlled Affiliates (each, a "Successor") of the Ultimate Parent of either (A) such Purchaser or (B) the Person or Persons that Beneficially Own and conduct the Recorded Music Business that was Beneficially Owned and conducted by such Purchaser and its Affiliates immediately prior to such Transfer or issuance;

                                    (iii) any Transfer or issuance by a
         Purchaser or any of its Affiliates in connection with a merger, reorganization, recapitalization or other form of business combination of the Company or any other Significant Transaction (including redemptions or repurchases by the Company); provided that such transaction has been approved in accordance with Section 1.4 hereof; or

                                    (iv) any Transfer or issuance of
         Exchangeable Shares permitted or contemplated pursuant to the Canadian Transaction Agreements.

                  For the avoidance of doubt, nothing contained in this Article 2 shall prohibit the Transfer or issuance of Equity Securities of any Affiliate of a Purchaser which is not either (x) a Controlled or a Controlling Affiliate of such Purchaser or (y) an Affiliate of such Purchaser that Beneficially Owns Stock.

                  2.2 Right of First Offer.

                           (a) Notwithstanding Section 2.1(a), in connection
with a Third Party Tender Offer or following expiration of the Holding Period, either Purchaser may Transfer, directly or indirectly, any or all of its Stock (the "Offered Shares"), provided that, unless such Transfer is a Permitted Transfer, such Purchaser (collectively with its Affiliates, the "Offering Stockholder") shall first offer (the "First Offer") to sell the Offered Shares to the other Purchaser (such other Purchaser is referred to herein as the "Rightholder") in accordance with this Section 2.2 and otherwise in compliance with this Agreement (other than Section 2.1 hereof).

                           (b) The Offering Stockholder shall send written
notice of the First Offer (the "First Offer Notice") to the Company and the Rightholder, which First Offer Notice shall (i) state that the Offering Stockholder proposes to effect a Transfer of shares of Stock and the number of the Offered Shares and (ii) contain a copy of the terms and conditions of the First Offer (including, without limitation, the purchase price for the Offered Shares, which shall be payable by the Rightholder solely in cash (the "Offer Price")). In the event that the Offering Stockholder shall not have delivered another First Offer Notice pursuant to this Section 2.2 within one hundred and eighty (180) days prior to the delivery of such First Offer Notice then if (x) the Market Value of such Offered Shares in such First Offer as of the close of business on the date of the First Offer Notice is less than $10,000,000 (a "Small Offering") or (y) the Offering Stockholder has requested demand or incidental registration of the Offered Shares pursuant to the Registration Rights Agreement ("Registration"), then the Offering Stockholder may elect to offer the Offered Shares at Market Value as of the close of business on the date of the First Offer Notice, by including a statement of such election in the First Offer Notice, whereupon the Market Value of such Offered Shares on such date shall be considered the Offer Price. In the event that the Offering Stockholder desires to Transfer the Offered Shares pursuant to a Third Party Tender Offer (such proposed Transfer being referred to herein as a "Tender"), then the Offering Stockholder shall so notify the Rightholder in the First Offer Notice, which must be received by the Rightholder at least ten (10) Business Days prior to the scheduled expiration or termination of such Third Party

Tender Offer. Upon receipt of a First Offer Notice, the Rightholder shall be entitled to purchase the Offered Shares upon the terms and conditions set forth in the First Offer Notice. A Rightholder electing to purchase Offered Shares shall be entitled to purchase all, but not less than all, of the Offered Shares for the Offer Price.

                           (c) The right of First Offer shall be exercisable by
delivery of written notice of exercise (an "Exercise Notice") to the Offering Stockholder (with a copy to the Company) within the Option Period. If a Rightholder shall fail to respond to the Offering Stockholder within the Option Period, such failure shall be regarded as a rejection of the First Offer by such Person. Upon the failure by a Rightholder to exercise its right of First Offer, the Company shall, subject to receipt of the Required Purchaser Approval, be entitled to purchase all, but not less than all, of the Offered Shares for the Offer Price, so long as the Company has delivered an Exercise Notice to such effect within the Option Period.

                           (d) In the event that any proposed Transfer of
Offered Shares would also require the Offering Stockholder to make a Tag-Along Offer to a Rightholder pursuant to this Section 2.2, the Exercise Notice required to be given under Section 2.2(c) shall also specify whether the Rightholder wishes to exercise its Tag-Along Rights as set forth in Section 2.3.

                           (e) The closing of any purchase of Offered Shares by
a Rightholder or the Company, as the case may be, under this Section 2.2 shall be held at the principal office of the Company as promptly as practicable, but in any event on or before the sixtieth (60th) day following delivery of the First Offer Notice to the Rightholder (or such later time as may be necessary to comply with the HSR Act and other applicable laws) or at such other time and place as the parties to the transaction may agree. At such closing, the Offering Stockholder shall deliver certificates representing the Offered Shares being purchased by the Rightholder or the Company, as the case may be, duly endorsed for Transfer and accompanied by all requisite stock transfer taxes, if any, and such shares shall be free and clear of any liens, claims, options, charges, encumbrances or rights of others arising through the action or inaction of the Offering Stockholder (other than those arising hereunder) (collectively, "Liens") and the Offering Stockholder shall so represent and warrant, and further represent and warrant that it is the record and Beneficial Owner of all such shares, with full authority and power to Transfer such shares. The Rightholder or the Company, as the case may be, shall deliver to the Offering Stockholder at such closing the Offer Price payable in cash by wire transfer at an account designated in writing by the Offering Stockholder. At such closing, the parties to the transaction shall execute and/or deliver such additional documents as are otherwise necessary or appropriate to effectuate the Transfer of the Offered Shares.

                           (f) Notwithstanding anything to the contrary
contained in this Section 2.2, if the Rightholder or the Company, as the case may be, rejects the First Offer or does not consummate such purchase of Offered Shares within the period specified in Section 2.2(e), the Offering Stockholder may Transfer to any Third Party, subject to the provisions of Section 2.3 and the provisions in this Section 2.2(f), all, but not less than all, of the Offered Shares (i) for a purchase price that is no lower than the Minimum Third Party Price, payable in any combination of cash or Marketable Securities (having a Market Value as of the second (2nd) Business Day immediately preceding the date of the First Offer Notice equal to the portion of the purchase price not paid in cash) and (ii) upon terms and conditions no more favorable to such Third Party than those stated in the First Offer Notice; provided, however, that such Transfer is bona fide and made on or before the Third Party Expiration Date. If such sale is not consummated on or before the Third Party Expiration Date, the restrictions provided for in this Section 2.2 shall again become effective, and no Transfer of shares may be made thereafter without again offering the same to the Rightholder in accordance with the terms and conditions of this Agreement.

                  2.3 Tag-Along Rights.

                           (a) (i) If, at any time following the expiration of the Holding Period, any Purchaser desires to Transfer (other than pursuant to a (A) Permitted Transfer, (B) Small Offering, (C) Tender or
         (D) Registration) to any Person, directly or indirectly, in one or a series of related Transfers, more than ___ shares(5) of Stock) in a single transaction or series of related transactions (each such Transferring Stockholder and its Affiliates is collectively referred to in this Section 2.3 as a "Transferor"), such Transferor shall comply with the requirements of this Section 2.3.

                                         (ii) Each Transferor shall, prior to
         making any such Transfer, first notify the other Purchaser (an "Other Stockholder") of such Transfer and otherwise comply with the requirements of this Section 2.3 and such notice (the "Transferor's Notice") shall (x) specify the proposed Transferee thereof (if known), the number of shares of Stock proposed to be Transferred and the amount of consideration proposed to be received therefor and (y) contain the Tag-Along Offer. The Transferor's Notice required to be given pursuant to this Section 2.3 shall be included in a First Offer Notice given pursuant to Section 2.2.

                           (b) The Transferor shall offer (the "Tag-Along
Offer") to include in the proposed Transfer a number of shares of Stock designated by the Other Stockholder not to exceed the number of shares of Stock that bears the same proportion to the total of such Other Stockholder's Beneficial Ownership of shares of Stock (on a Fully-Diluted Basis) that the number of shares of Stock to be sold by the Transferor bears to its total Beneficial Ownership of shares of Stock (on a Fully-Diluted Basis), and the Tag-Along Offer shall be conditioned upon the Transferor consummating a Transfer on substantially the terms described in the Transferor's Notice to the Transferee (if known) named in the Transferor's Notice on substantially the terms described in such notice; provided that the Transferor shall not be obligated to consummate any such Transfer.

                           (c) The Tag-Along Offer right shall be exercisable by
delivery of written notice of exercise (the "Tag Exercise Notice") to the Transferor, with a copy to the Company (which shall be made in the Exercise Notice required by Section 2.2(c)) on or before the twentieth (20th) Business Day following receipt by the Other Stockholder of the Transferor's Notice. An Other Stockholder that (i) accepts the First Offer, (ii) does not indicate its desire to exercise the Tag-Along Offer rights pursuant to a Tag Exercise Notice (including as provided in Section 2.2(c)) or (iii) fails to provide such a Tag Exercise Notice, shall be deemed to have waived its rights under this Section
2.3 (for purposes only of the particular Transfer described in the Transferor's Notice). The Transferor may and, if the Transferor Transfers its shares, the Other Stockholder that has not waived its rights under this Section 2.3 (the Transferor and the accepting Other Stockholder being hereinafter sometimes called "Sellers") shall, unless the Other Stockholder shall have accepted the First Offer, Transfer the shares described in the Transferor's Notice and the shares included by such Other Stockholder pursuant to the Tag-Along Offer to the proposed Transferee, in accordance with substantially the terms of such Transfer set forth in the Transferor's Notice, so long as such Transfer is at a price at least equal to that stated in the Transferor's Notice and occurs on or before the later of

----------------
(5) Number to represent 50% of shares of Class B Stock and Exchangeable Shares issued to each Purchaser in the merger (e.g., 18.75 of 37.5 shares).

one hundred and twenty (120) days after the date the Transferor's Notice was received by the Other Stockholder or the date which is five days after the expiration or waiver of any waiting period applicable to such proposed Transfer pursuant to the HSR Act. If such Transfer is not consummated within such period, the restrictions in this Section 2.3 shall again become effective and no such Transfer may be made without again providing the Other Stockholder with Tag-Along Offer rights in accordance herewith. The price per share (which shall be payable solely in cash and/or Marketable Securities) for sales of Stock made pursuant to this Section 2.3 shall be the same for the Transferor and the Other Stockholder accepting the Tag-Along Offer, and such accepting Other Stockholder shall be subject, on an individual and not joint or several basis, to the same representations and warranties (but only to the best of its knowledge with respect to matters related to the Company), covenants, indemnities, holdbacks and escrow provisions, if any, and any similar components of the Tag-Along Offer to which the Transferor is subject; provided that to the extent the Sellers are required to provide indemnities in connection with the Transfer of their shares, no Seller shall be required to provide indemnification that would result in an aggregate liability to such Seller in excess of such Seller's proceeds from the sale of its shares of Stock pursuant to this Section 2.3 and such indemnities shall be made by the Sellers individually and not jointly or severally; provided, further, that no Seller shall be required to provide agreements or covenants surviving the closing of the Transfer other than indemnities or other similar monetary obligations not restricting or otherwise affecting the conduct of business by a Seller or any of its Affiliates. All fees and expenses incurred by the parties (including, without limitation, with respect to financial advisors, accountants and counsel to the Sellers) in connection with a Transfer pursuant to this Section 2.3 shall be borne by the party incurring such fees and expenses.

                           (d) The provisions of this Section 2.3 shall not
apply to Transfers to a Rightholder pursuant to their exercise of their respective rights pursuant to Section 2.2 or Section 3.3.

                  2.4 Certain Matters Relating to Transfers. Notwithstanding anything to the contrary in this Agreement, (a) prior to an event resulting in a Permitted Affiliate Transferee no longer being such, the relevant Purchaser shall cause the Permitted Affiliate Transferee to Transfer (provided that the provisions of Sections 2.2 and 2.3 shall not apply to such Transfer) the shares of Stock back to such Purchaser (or another Permitted Affiliate Transferee thereof) and (b) any direct or indirect Transfer or issuance of Stock or other Equity Securities otherwise permitted or required by this Agreement: (i) shall be in compliance with federal and state securities laws, including, without limitation, the Securities Act, and if the Company reasonably requests, the Transferor of any Stock shall deliver to the Company an opinion, reasonably satisfactory to the Company, of counsel to the Transferor as to such compliance; and (ii) in case of a Permitted Transfer, each Permitted Affiliate Transferee and Successor, as the case may be, shall agree to take and hold such Stock, subject to this Agreement and to all the obligations, restrictions, terms and conditions of this Agreement (including, without limitation, Section 1.2) and shall have executed and delivered to the other parties hereto an appropriate instrument pursuant to which it agrees to be bound by, and that any Stock so transferred will be subject to the terms of, this Agreement.

                  2.5 Automatic Transfer. If an Offering Stockholder (a "Required Transferor") is required to Transfer shares of Stock to the other Purchaser (the "Transferee Stockholder") pursuant to this Agreement and the Required Transferor is unable or unwilling to Transfer such shares of Stock on or prior to the closing date for such Transfer, then, on such closing date, upon payment of the purchase price therefor by the Transferee Stockholder to the Company to hold in a segregated account for the benefit of the Required Transferor and compliance by the Transferee Stockholder with the remaining terms of such Transfer, the shares of Stock owned by the Required

Transferor shall automatically, with no further action required to be taken by the Company or any other Person (including the Required Transferor), be transferred to the Transferee Stockholders who have paid the purchase price therefor to the Company to hold in a segregated account. Thereafter, the Transferee Stockholder (upon payment of such purchase price to the Company to hold in a segregated account) shall be deemed to be the holder of record of the number of shares of Stock of the Required Transferor which such Transferee Stockholder is entitled to purchase under this Agreement notwithstanding that certificates representing such shares of Stock shall not then be actually delivered to such Transferee Stockholder. Upon notice from the Company, the Required Transferor (or its legal representative) shall promptly surrender to the Transferee Stockholder, at the Company's principal office, certificates representing the shares of Stock so Transferred, duly endorsed in blank or accompanied by proper instruments of Transfer. Each Purchaser hereby appoints the Secretary of the Company as attorney-in-fact for such Purchaser with the power to execute such documents and take such other action to provide for the Transfer of the shares of Stock owned by such Purchaser in accordance with this
Section 2.5. In addition, the Secretary of the Company is hereby authorized to Transfer such shares of Stock on the books of the Company in accordance with this Agreement and without regard to the surrender of certificates representing such shares held by any Required Transferor. Any such certificates not surrendered as required by this Agreement shall become null and void upon such Transfer. Any amounts paid by a Transferee Stockholder to the Company for the benefit of a Required Transferor that remain unclaimed at the end of two years from the date of payment may, to the extent permitted by law, be retained by the Company and applied in the sole discretion of the Company.

                  2.6 Conversion. Each Purchaser and the Company agree not to cause or permit the conversion of any share of Class B Stock pursuant to Section 6 (d)(ii) of the Certificate except in connection with the closing of a Transfer of such shares to a Third Party or to the Company in compliance with this Agreement.

                  2.7 Legend. Certificates evidencing shares of Stock owned by the Purchasers shall bear the following legend:

         "The sale, assignment, transfer, gift, pledge, encumbrance and voting of any of the stock represented by this certificate is subject to the terms of a certain Governance Agreement, dated as of ________ __, 1999, among DELAWARE HOLDCO CORPORATION (the "Company"), SONY MUSIC ENTERTAINMENT INC., WARNER MUSIC GROUP INC. and certain other parties named therein, a copy of which may be inspected at the Company's principal office. The stock represented by this certificate has not been registered under the Securities Act of 1933, as amended (or applicable state securities laws), and may not be transferred except pursuant to an effective registration statement or an exemption from compliance with the requirements of such act."

                                    ARTICLE 3

                STANDSTILL; PURCHASE RIGHTS; REGISTRATION RIGHTS

                  3.1 Purchaser Standstill Obligations.

                           (a) Notwithstanding anything to the contrary
contained herein and only during the Standstill Period, no Purchaser or 13D Group of which such Purchaser or any of its Controlled Affiliates is a member shall, directly or indirectly, acquire Voting Stock or authorize or make a tender offer, exchange offer or other offer therefor, if the effect of such acquisition or offer would be to increase the percentage of

Total Current Voting Power of the Company represented by all shares of Voting Stock Beneficially Owned by both Purchasers or 13D Groups of which such Purchasers or their respective Controlled Affiliates are members collectively, on a Fully Diluted Basis, to more than the Standstill Limit, provided that, the foregoing shall not prohibit a Purchaser and/or any of its Controlled Affiliates from making or consummating a Purchaser Proposal during the Standstill Period.

                           (b) A Purchaser shall not be deemed to have violated
its obligations under this Section 3.1 by virtue of any increase in the aggregate percentage of the Total Current Voting Power of the Company represented by shares of Voting Stock Beneficially Owned by such Purchaser or its Affiliates on a Fully Diluted Basis if such increase is the result of a recapitalization of the Company, a repurchase of securities by the Company or other actions taken by the Company or any of the Company's Affiliates that have the effect of reducing the Total Current Voting Power of the Company and such recapitalization, repurchase or other action by the Company was approved by Required Independent Approval (in addition to any other approval required hereunder).

                           (c) During the Standstill Period, each Purchaser
shall notify the Company and the other Purchaser of any acquisition of Beneficial Ownership of Voting Stock by such Purchaser or its Controlled Affiliates (other than pursuant to the Merger Agreement, the Canadian Transaction Agreements or an exercise of a Purchaser's rights set forth in
Section 3.2 hereof) promptly after each such acquisition and in any event not more than five (5) Business Days thereafter. Each such notice (an "Ownership Report") shall contain a statement of the total number of shares of Voting Stock Beneficially Owned by such Purchaser or any 13D Group of which such Purchaser or any of its Controlled Affiliates is a member. For purposes of this Section 3.1,
(i) each Purchaser shall rely upon the last Ownership Report or 13D Report of the other Purchaser (whichever is more recent), and (ii) any acquisition by a Purchaser otherwise in violation of this Section 3.1 shall be deemed permitted hereunder if such acquisition would have been permitted had the other Purchaser's Beneficial Ownership of Voting Stock been as reported in such Ownership Report or 13D Report of such other Purchaser at the time of such acquisition. In the event a Purchaser or its Controlled Affiliates obtains Voting Stock and fails to satisfy its obligations under this Section 3.1(c) and, thereafter, the other Purchaser or its Controlled Affiliates acquires Voting Stock in excess of the Standstill Limit that, but for the provisions of clause
(ii) of the preceding sentence, would have been prohibited under this Section 3.1, then the Purchaser and its Controlled Affiliates that so failed to satisfy its obligations under this Section 3.1(c) shall not be permitted to vote (for purposes of approving a transaction contemplated under Section 1.4(d)(iv)) that number of shares of Voting Stock equal to the number of shares of Voting Stock by which the Standstill Limit was so exceeded at the record date for determining stockholders entitled to vote thereon.

                           (d) During the Standstill Period, each Purchaser
(together with its Affiliates, a "Buying Purchaser") shall, if the other Purchaser owns at least _______ shares(6) of Class B Stock on a Fully-Diluted Basis (such other Purchaser being referred to as the "Other Purchaser"), notify the Other Purchaser at least five (5) Business Days prior to the acquisition during any six-month period by such Buying Purchaser or 13D Group of which such Buying Purchaser or any of its Controlled Affiliates is a member of Beneficial Ownership of Voting Stock representing 1% or more of the Total Current Voting Power of the Company, which notice shall specify the amount and type of Voting Stock to be acquired and the proposed terms and conditions of such acquisition. The Buying Purchaser and the Other Purchaser will cooperate in good faith and shall use

----------------
(6) Number to represent 66 2/3% of the shares of Class B Stock and Exchangeable Shares issued to each Purchaser in the merger (25 of 37.5 shares).

commercially reasonable efforts to provide the Other Purchaser with the opportunity to purchase Voting Stock at the same price and time and on the same basis as the Buying Purchaser in order that the Relative Ownership Percentage of each Purchaser immediately prior to such acquisition is maintained after giving effect to such acquisition. Nothing in this Section 3.1(d) shall in any way diminish the obligations of the Purchasers in the foregoing provisions of this
Section 3.1.

                  3.2 Purchase Rights. Subject to Section 3.1, each Purchaser shall have a right to purchase or subscribe to any shares of any class of capital stock or other Equity Securities of the Company as set forth herein. The Company shall give each of the Purchasers at least thirty (30) days' prior written notice of the proposed issuance of any capital stock or other Equity Securities by the Company (each a "New Issuance") (other than capital stock to be issued in connection (i) with an employee stock option plan that is approved by the Board or (ii) an acquisition or other strategic transaction approved by the Board, so long as not more than twenty-five percent (25%) of the fair market value (as determined by the Board) of the consideration for such issuance is cash or Marketable Securities). Such notice shall specify the number and class of securities to be issued, the rights, terms and privileges thereof and the price at which such securities will be issued. By written notice (the "Acceptance Notice") to the Company given within fifteen (15) days of being notified of such New Issuance, each Purchaser shall be entitled to purchase that percentage of the New Issuance determined by dividing (a) the total number of shares of Class B Stock Beneficially Owned by such Purchaser (on a Fully-Diluted Basis) by (b) the total number of shares of Class B Stock then Beneficially Owned (on a Fully-Diluted Basis) by the number of Purchasers participating in such purchase; provided, however, that no Purchaser shall have any right to purchase securities pursuant to this Section 3.2 if, prior to a sale of securities to such Purchaser pursuant to this Section 3.2, such securities would be required to be registered under the Securities Act. If a Purchaser does not fully subscribe for the number or amount of shares of capital stock or other Equity Securities that it is entitled to purchase (or that it would otherwise have been entitled to purchase but for the proviso to the preceding sentence) pursuant to this Section 3.2, then the other Purchaser participating in such purchase to the full extent provided for in the preceding sentence shall have the right to purchase that percentage of the New Issuance not so subscribed for.

                  3.3 Registration Rights. The Company has granted to each of the Purchasers certain registration rights with respect to the Stock owned by them on the terms set forth in the Registration Rights Agreement dated as of the date hereof among the parties hereto (the "Registration Rights Agreement") substantially in the form contemplated by the Merger Agreement.

                                    ARTICLE 4

                          COVENANTS AND REPRESENTATIONS

                  4.1 Covenants of the Company.

                           (a) Information and Inspection Rights. The Company
shall deliver to each Purchaser that owns at least ___ shares(7) of Class B Stock on a Fully-Diluted Basis (each such Purchaser, an "Inspecting Purchaser")
(i) annual audited consolidated balance sheets and the related statements of income and cash flows (or the equivalent) within 60 days after the end of each fiscal year; (ii) unaudited quarterly

--------
(7) Number to represent 25% of shares of Class B Stock and Exchangeable Shares issued to each Purchaser in the merger (e.g., 9.375 of 37.5 shares).

consolidated balance sheets, related statements of income and cash flows and any other statements routinely prepared and delivered to the Board (the "Unaudited Financials") within 30 days of the end of each fiscal quarter; (iii) monthly Unaudited Financials within 30 days of the end of each month; and (iv) the Annual Operating Budget within 60 days prior to the end of each fiscal year. Each Inspecting Purchaser and its respective agents shall be entitled, during normal business hours, to inspect all of the facilities, properties, books, records, contracts and commitments of the Company and its Subsidiaries and the Company shall make its officers available to the Purchasers and their respective agents, as such may reasonably request from time to time. In addition, the Company shall deliver to each Purchaser copies of the Company's Forms 10-K, 10-Q, 8-K (as filed with the SEC), annual reports to shareholders of the Company and any other schedules, registrations or other statements, forms or reports promptly after such documents are filed with the SEC. The Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the SEC thereunder.

                           (b) Subsidiary Boards. The Company shall take all
action necessary to ensure that the board of directors (or similar governing body) of each Subsidiary of the Company shall be, and shall form committees that are, identical, with respect to authority and qualifications of members, to those of the Board and its committees, respectively.

                  4.2 Further Assurances and Additional Agreements. Subject to the terms and conditions of this Agreement, each party hereto agrees to use its reasonable commercial efforts to cause the terms and conditions of this Agreement to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including cooperating fully with the other parties, by providing information and making all necessary filings in connection with, among other things, the HSR Act and the rules and regulations promulgated thereunder.

                  4.3 Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to each other party hereto that:

                           (a) it is a corporation duly organized, validly
existing and in good standing under the laws of its jurisdiction of incorporation, and it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                           (b) its execution, delivery and performance of this
Agreement has been duly authorized by all necessary corporate actions on the part of such Purchaser, and upon execution and delivery by such Purchaser, and assuming due execution and delivery by the other parties hereto, this Agreement will constitute the legal, valid and binding obligation of the Purchaser enforceable against such Purchaser in accordance with its terms; and

                           (c) neither the execution and delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, by such Purchaser will, except as disclosed in the Merger Agreement, (i) conflict with or violate any provision of its Certificate of Incorporation or By-Laws, (ii) violate, conflict with or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, or result in the creation of any encumbrance upon any of its property pursuant to the terms of, any note, bond, lease, mortgage, indenture, members agreement, license or other instrument or any other material agreement, instrument or obligation to which such

Purchaser is a party or by which it or any of its properties or assets may be bound or affected, (iii) violate any law, statute, rule or regulation, or any judgment, order, award, writ, injunction or decree of any court, arbitrator, administrative agency or governmental body, applicable to such Purchaser or any of its properties or assets, or (iv) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of notice to, any public or governmental authority or other third party; excluding from the foregoing clauses (i) through (iv) such conflicts, violations, breaches, defaults, accelerations, filings, declarations, registrations, permits, consents, approvals and notices, the absence of which, either singularly or in the aggregate are not material.

                  4.4 Representations and Warranties of the Company. The Company hereby represents and warrants to each other party hereto that:

                           (a) it is a corporation duly organized, validly
existing and in good standing under the laws of Delaware, and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                           (b) its execution, delivery and performance of this
Agreement has been duly authorized by all necessary corporate action on the part of the Company, and upon execution and delivery by it, and assuming due execution and delivery by each of the other parties hereto, this Agreement will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms; and

                           (c) neither the execution and delivery of this
Agreement, nor the consummation of the transactions contemplated hereby by the Company will, except as disclosed in the Merger Agreement, (i) conflict with or violate any provision of its Certificate or By-Laws, (ii) violate, conflict with or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, or result in the creation of any encumbrance upon any of its property pursuant to the terms of, any note, bond, lease, mortgage, indenture, members agreement, license or other instrument or any other material agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or affected, (iii) violate any law, statute, rule or regulation, or any judgment, order, award, writ, injunction or decree of any court, arbitrator, administrative agency or governmental body, applicable to the Company or any of its properties or assets, or (iv) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of notice to, any public or governmental authority or other third party; excluding from the foregoing clauses (i) through (iv) such conflicts, violations, breaches, defaults, accelerations, filings, declarations, registrations, permits, consents, approvals and notices, the absence of which, either singularly or in the aggregate are not material.

                                    ARTICLE 5

                                  MISCELLANEOUS

                  5.1 Amendment. Subject to receipt of any approvals required under Section 1.4, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Purchaser and, other than with respect to any amendment to
Section 1.1(c) or Sections 2.2 (other than the definition of "Holding Period"), 2.3, or 3.1(d) (other than the last sentence thereof), the Company or in the case of a waiver, by the parties against whom the waiver is to be effective. Notwithstanding the foregoing, no amendment to Sections 1.1(b)(i), 1.1(d), 1.1(e), 1.2(b) or 5.6 hereof, or this Section 5.1, that adversely affects the parties' obligations with respect to the nomination, election or removal of Jason Olim as a member of the Board shall be effective without the prior written approval of Mr. Olim (who shall be deemed to be a third party beneficiary hereof, solely with respect to such obligations and this sentence). Nothing contained in this Agreement shall in any way diminish the authority or discretion of the Board in making any decision with respect to the termination or continuation of Mr. Olim's employment.

                  5.2 Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

                  5.3 Specific Performance. The parties recognize that the obligations imposed on them in Articles 1, 2 and 3 of this Agreement are special, unique and of extraordinary character, and that in the event of breach by any party, damages will be an insufficient remedy; consequently, it is agreed that the parties hereto shall be entitled to specific performance (in addition to damages) as a remedy for the enforcement of such provisions, without proving damages or the posting of any bond, including, an injunction, restraining order or other equitable relief to prevent or remedy any breach of this Agreement. No party shall raise any argument as to the sufficiency of money damages as a remedy for breach of such provisions.

                  5.4 Assignment. Except as otherwise provided herein and subject to Article 2 hereof, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by the Company without the prior written consent of the Purchasers, except that the Company may assign its rights herein to any duly approved successor to all or substantially all of its assets (by merger or otherwise). Any purported assignment made in violation of this Agreement shall be void and of no force and effect.

                  5.5 Notices. Any and all notices, consents, offers, acceptances, or any other communication provided for herein shall be sufficient if given in writing and deemed received when delivered by first class, registered or certified mail, postage prepaid or overnight courier or hand delivery, or when sent by facsimile transmission (confirmed by facsimile machine report) which shall be addressed, or sent, as follows:

            The Company:

                  Delaware Holdco Corporation
                  [Address]
                  Telecopy:  ____________
                  Attention: with a copy to the General Counsel

            any member of Sony Group:

                  Sony Music Entertainment Inc.
                  550 Madison Avenue
                  New York, New York 10022
                  Telecopy:  ____________
                  Attention:                         General Counsel
                  With a copy to:

            any member of Warner Group:

                  Warner Music Group Inc.
                  75 Rockefeller Plaza
                  New York, New York 10019
                  Telecopy:  ________________
                  Attention:                         General Counsel
                  With a copy to:

            And in the case of any other party hereto, such address as such party shall specify upon becoming party hereto or bound hereby;

or, in each case, such other address or telecopy number as the party shall specify to the Company and the other parties hereto.

                  5.6 Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended or shall confer upon any Person (other than the parties hereto and their permitted successors and assigns and, to the extent set forth in the penultimate sentence of Section 5.1 hereof, Jason Olim) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  5.7 Term of Agreement. This Agreement shall become effective upon the execution and delivery hereof and, except with respect to Section 1.1(b) (iii), the penultimate sentence of Sections 1.1(c), 1.2 and 3.3, Article 5, and the relevant definitions therein, shall terminate upon the occurrence of an Event of Automatic Conversion.

                  5.8 Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

                  5.9 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to the agreement made and to be performed entirely within such state. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or otherwise or at law or in equity, exclusively in the State Courts of Delaware or the federal district court located in Delaware (the "Chosen Courts") and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts is an inconvenient forum or does not have jurisdiction over any party hereto.

                  5.10 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) contains the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, discussions and understandings with respect to such subject matter.

                  5.11 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted; provided, however, if any particular provision is deemed invalid or unenforceable, the parties hereto will work together in good faith to enter into alternative arrangements reasonably acceptable to the parties designed to preserve the rights and benefits intended to be provided by any such provision.

                  5.12 Cumulative Rights. The rights of each party under this Agreement are cumulative and in addition to all other rights or remedies that any party may otherwise have at law or in equity.

                  5.13 Obligations. For the avoidance of doubt, the parties expressly acknowledge and agree that each Purchaser's obligations under this Agreement, including without limitation Section 3.1, are separate and individual in nature and are not joint and several. In no event shall a Purchaser be held responsible for a breach by the other Purchaser of this Agreement, including without limitation Section 3.1.

                  5.14 Counterparts. This Agreement may be executed by the parties hereto on separate counterparts and such counterparts will be deemed to be one and the same instrument. The parties hereto confirm that any facsimile copy of the other party's executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            DELAWARE HOLDCO CORPORATION



                                            By:_________________________________
                                               Name:
                                               Title:


                                            SONY MUSIC ENTERTAINMENT INC.



                                            By:_________________________________
                                               Name:
                                               Title:


                                            SONY MUSIC ENTERTAINMENT (CANADA)
                                            INC.



                                            By:_________________________________
                                               Name:
                                               Title:

                                            WARNER MUSIC GROUP INC.




                                            By:_________________________________
                                               Name:
                                               Title:


                                            WARNER MUSIC CANADA LTD



                                            By:_________________________________
                                               Name:
                                               Title:


                                            WCI RECORD CLUB INC.



                                            By:_________________________________
                                               Name:
                                               Title:



         The undersigned ____________________________, in its capacity as Trustee, hereby acknowledges and agrees that the Special Voting Share is subject to the restrictions contained in the foregoing Agreement.

TRUSTEE

By:____________________________________              Date:______________________
    Name:
    Title: